Exhibit 10.58

MOLECULAR DEVICES CORPORATION

NON-EMPLOYEE DIRECTOR
CASH COMPENSATION ARRANGEMENTS
(Effective May 11, 2006)

          The following are the cash compensation arrangements for non-employee directors of the Board of Directors (the “Board”) of Molecular Devices Corporation (“Molecular Devices”). Directors who are employees of Molecular Devices do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees. The cash compensation arrangements are as follows:

          1.     Each non-employee director is entitled to receive an annual retainer fee of $15,000 as compensation for his or her service to the Board;

          2.      Each non-employee director is entitled to receive, in addition to his or her Board annual retainer  fee, $1,500 for each Board meeting attended in person by such director and $750 for each meeting attended via teleconference;

          3.     Each member of the Audit Committee, the Compensation Committee and Nominating Committee is entitled to receive, in addition to his or her Board annual retainer fee and Board attendance fees, $1,000 for each committee meeting attended in person and $500 for each meeting attended via teleconference;

          4.     The chairs of the Audit Committee and the Compensation Committee of the Board are entitled to receive, in addition to their respective Board annual retainer fees and all meeting attendance fees, a supplemental annual retainer fee of $5,000 and $3,000, respectively; and

          5.     Any non-employee director designated “Lead Independent Director” of the Board is entitled to receive, in addition to his or her Board annual retainer fee and all meeting attendance fees, a supplemental annual retainer fee of $5,000.

          Notwithstanding the foregoing, the maximum annual retainer fees that may be earned by any non-employee director shall not exceed $20,000 in the aggregate.

          In addition to the foregoing, each non-employee director may be reimbursed for out-of-pocket and travel expenses incurred in connection with attendance at Board and committee meetings.